Exhibit 99.3

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2010 Conference Call

Prepared Remarks

February 2, 2011

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 447208. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

Yesterday afternoon we released our fourth quarter 2010 operating results, along with the results for the full-year of 2010. I hope you have all had a chance to review our release. We reported record earnings for the fourth quarter marking the end to a very active and successful year. The diluted earnings per share of $0.46 for the fourth quarter increased 53.3% over the fourth quarter of 2009 diluted earnings per share of $0.30. Net Income of $5.57 million, was more than double the net income of $2.64 million for the fourth quarter of 2009, or an increase of 111.0%.

Diluted earnings per share for the full-year 2010 of $0.85, decreased $0.33 as compared to $1.18 for the same period in 2009. Net income for 2010 of $9.17 million, is $1.16 million or 11.3% lower than the $10.34 million reported for the full-year 2009. Our 2010 net income was impacted by pre-tax merger-related and due diligence expenses of $5.7 million related to the July 1, 2010 First Keystone Financial acquisition.

The First Keystone Financial merger accounts for a significant portion of the increase in assets and liabilities at December 31, 2010, as compared to December 31, 2009. As you are undoubtedly aware, that transaction also impacts the comparability of certain income statement line items for the quarter and year ended December 31, 2010, as compared to the same periods last year.

We are very proud of what we accomplished in 2010. I would like to briefly comment on some of the more significant accomplishments for the fourth quarter and the year.

Wealth Management Division revenue for the fourth quarter 2010 was $4.1 million, an increase of 13.5%, compared to the fourth quarter 2009 revenue of $3.6 million. Revenue for the twelve months ended December 31, 2010 was $15.5 million, an increase of $1.3 million, or 9.3%, compared to the same period last year.

Success of new Wealth Management Division initiatives and improving market conditions were largely responsible for the significant growth in wealth management assets along with asset appreciation resulting from improvements in the financial markets. Wealth Management Division assets under management, administration, supervision and brokerage increased $122 million or 3.7%, from September 30, 2010, and up approximately $541 million, or 18.9% from December 31, 2009.

We are actively pursuing many new leads and opportunities, and expect 2011 will be an active year for the Wealth Division.

We reported a substantial increase in net income for the fourth quarter, up $6.6 million from the third quarter of 2010. The significant jump in net income was partly the result of a decrease in merger-related and due diligence expenses, compared to the third quarter of 2010. Improved revenue generation from some of our other business units including Wealth Management and Mortgage Banking, a recovery in mortgage servicing rights compared to an impairment in the prior quarter and a lower provision for loan and lease losses, also contributed to the record results for net income.

The low interest rate environment helped us to benefit with a strong flow of residential mortgage refinancing activity during the fourth quarter and resulted in a net gain of $2.4 million on the sale of residential mortgages.

Asset quality remains strong at December 31, 2010. In fact, the allowance for loan and lease losses of $10.3 million or 0.86% of portfolio loans and leases remained relatively unchanged from the 0.88% level for the quarter ended September 30, 2010. Asset quality and the level of non-performing loans remain stable.

Total portfolio loans and leases increased $21 million to $1.2 billion as of December 31, 2010. This compares to $1.18 billion at the end of the third quarter 2010. Growth during the quarter was largely attributable to new business development efforts.

Deposits during the fourth quarter increased $81 million to $1.34 billion as of December 31, 2010. This compares to $1.26 billion at the end of the third quarter 2010. Strong branch selling activities, along with seasonal deposit increases, were largely responsible for this growth.

As usual, we carefully monitor our deposit pricing, and those efforts helped us to see a decline in our cost of interest bearing liabilities and an increase of 7 basis points in our tax-equivalent net interest margin. The tax-equivalent net interest margin was 3.73% for the fourth quarter of 2010 as compared to 3.66% for the third quarter of 2010. The reduction in our cost of interest bearing deposits also contributed to our record fourth quarter earnings.

Lastly, we continue to remain well-capitalized at both the bank and corporate level.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.15 per share, an increase of $0.01, or 7.1%, from the prior quarter. The dividend is payable on March 1, 2011 to shareholders of record as of February 14, 2011. We love our shareholders, but it’s purely a coincidence that the dividend record date happens to be Valentines Day. This is our 72nd consecutive quarterly dividend.

We are looking forward to a strong 2011 building on the positive momentum of the fourth quarter 2010. In summary, Bryn Mawr Trust is fundamentally sound, and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?